Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-55790, 33-72124, 33-75068, 33-96138, 333-71911, 333-90811, 333-38844, 333-71116, 333-71176, 333-89066, 333-89626, 333-128156, 333-130639, 333-134380, 333-141447, 333-151076 and Form S-8 Nos. 33-42356, 33-42970, 33-51236, 33-54840, 33-58450, 33-75150, 33-90780, 333-05825, 333-55683, 333-40336, 333-59296, 333-91572, 333-106859, 333-116962, 333-125911, 333-133853, 333-142777, 333-151996, 333-160269) of Isis Pharmaceuticals, Inc. and the related Prospectus of our reports dated March 1, 2010, with respect to the consolidated financial statements Isis Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Isis Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

San Diego, California

March 1, 2010